EXHIBIT 10J

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

      AGREEMENT amended and restated as of December 6, 2000 by and between AutoInfo, Inc., a Delaware corporation ("Auto") and William Wunderlich residing at 14 Frost Pond Road, Stamford, Connecticut 06903 ("Wunderlich").

      WHEREAS, Wunderlich and Auto are parties to that certain Employment Agreement dated April 10, 1997 (the "Initial Agreement"), pursuant to which Wunderlich is employed as the President and Chief Financial Officer of Auto; and

      WHEREAS, Auto desires to assure itself of the benefit of Wunderlich's services and experience for a period of time and Wunderlich is willing to enter into an agreement to that end with Auto; and

      WHEREAS, Auto and Wunderlich desire to amend and restate the Initial Agreement upon the terms and conditions herein set forth.

      NOW THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

      1. Employment. Auto hereby employs Wunderlich as its Executive Vice President and Chief Financial Officer and Wunderlich hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth. Wunderlich hereby resigns his position as President of Auto.

      2. Duties and Responsibilities. Wunderlich shall be the Executive Vice President and Chief Financial Officer of Auto during the Employment Term (as defined below). Wunderlich shall report to and be subject to the direction of the President and Board of Directors (the "Board") of Auto and Wunderlich shall perform such duties as may be assigned to him from time to time by the President and Board; provided, that such duties shall be of a nature consistent with the dignity and authority of the positions of Executive Vice President and Chief Financial Officer. During the Employment Term Wunderlich shall, subject to Auto's vacation policy (which shall provide Wunderlich with four (4) weeks of fully paid vacation per annum), devote substantially all of his normal business time and attention to the businesses of Auto and its subsidiaries and affiliates and shall perform such duties in a diligent, trustworthy, loyal, businesslike and efficient manner, all for the purpose of advancing the business of Auto and its subsidiaries and affiliates. Nothing contained in this Agreement shall be deemed to prohibit Wunderlich from devoting a nominal amount of his time to his (and his family's) personal investments, provided, however, that, in case of conflict, the performance of Wunderlich's duties under this Agreement shall take precedence over his activities with respect to such investments.

      3. Term. The Term of this Agreement shall commence on the date hereof and shall continue until December 31, 2003, unless terminated prior thereto in accordance with the terms and provisions hereof (the "Employment Term").

      4. Compensation. Auto shall pay to Wunderlich a salary at the rate of $75,000 per year (the "Base Compensation"), payable in such manner as Auto shall determine, but in no event any less often than monthly, less withholding required by law and other deductions agreed to by Wunderlich. Wunderlich's annual salary may be increased during the Employment Term in the sole discretion of the Board.

      5. Bonus. In addition to the Base Compensation provided for in Paragraph 4 of this Agreement, Wunderlich shall during the Employment Term participate in Auto's then existing and effective profit sharing and bonus plans. Furthermore, Wunderlich shall receive such other bonuses as determined in the sole discretion of

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the Board; provided, however, that for the year ending December 31, 2001, 2002 and 2003, in no event shall such bonus be less than an amount equal to ten percent (10%) of Auto's consolidated combined pre-tax profit, excluding the effect of any non-cash compensation based upon the issuance of stock options and / or warrants, (the "Operating Profit"), in excess of $100,000 and up to $1,250,000. Commencing with the quarter ending March 31, 2002, an amount equal to five percent (5%) of the Operating Profit in excess of $25,000 for such quarter then ended shall be paid, within fifty (50) days of the close of such quarter, as an advance against the bonus for that calendar year. Such cumulative interim advances shall be applied against the bonus as computed for the years ended December 31, 2002 and 2003. In the event the advances paid to Wunderlich during 2002 and 2003 exceed the annual bonus payable to Wunderlich based upon Auto's actual Operating Profit for the years ended December 31, 2002 and 2003, Wunderlich shall promptly reimburse Auto an amount equal to the difference between the amount of advances received during such year and the actual bonus, if any, payable for such year.

      6. Principal Office. Without Wunderlich's consent, Auto shall not require Wunderlich to maintain his principal office in any location other than within a 25 mile radius of Boca Raton, Florida. If Auto's executive offices shall be relocated to any location outside of the 25 mile radius of Boca Raton, Florida, Auto shall reimburse Wunderlich for any and all reasonable moving expenses actually incurred by him. In addition, for the period commencing on the date hereof and through August 31, 2001, Wunderlich shall maintain an office in Stamford, Connecticut, where he shall spend approximately fifty percent (50%) of his time. During this period, all reasonable costs associated with business related travel between the Stamford and Boca Raton offices shall be borne by Auto. Upon permanent relocation to the Boca Raton area, Wunderlich shall be reimbursed for all reasonable relocation expenses in an amount not to exceed $10,000.

      7. Expenses and Benefits.

            (a) Auto shall, consistent with Auto's policy of reporting and reimbursement of business expenses, reimburse Wunderlich for such other ordinary and necessary entertainment and business related expenses as shall be incurred by Wunderlich in the course of the performance of his duties under this Agreement.

            (b) Auto recognizes that Wunderlich will be required to incur significant travel in rendering services to Auto hereunder and in connection therewith Auto shall during the Employment Term provide Wunderlich with a automobile allowance of $750 per month which the parties agree shall be used to pay all of the expenses associated with the operation of an automobile including, without limitation, maintenance, repair and insurance costs.

            (c) Wunderlich shall be entitled to participate, to the extent he qualifies, in such life insurance, hospitalization, disability and other medical insurance plans or programs as are generally made available to executive officers of Auto.

      8. Termination and Termination Benefits.

            (a) Termination by Auto.

                  (i) For Cause. Not withstanding any provision contained herein, Auto may terminate this Agreement at any time during the Employment Term for "cause". For purposes of this subsection 8(a)(i), "cause" shall mean (1) the continuing failure by Wunderlich to substantially perform his duties hereunder for any reason other than total or partial incapacity due to physical or mental illness, (2) gross negligence or willful misconduct on the part of

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Wunderlich in the performance of his duties hereunder that demonstrably cause harm to Auto, and (3) the conviction of Wunderlich, by a court of competent jurisdiction, of a felony or other crime involving moral turpitude. Termination pursuant to this subsection 8(a)(i) shall be effective immediately upon giving Wunderlich written notice thereof stating the reason or reasons therefore with respect to clauses (2) and (3) above, and 15 days after written notice thereof from Auto to Wunderlich specifying the acts or omissions constituting the failure and requesting that they be remedied with respect to clause (1) above, but only if Wunderlich has not cured such failure within such 15 day period. In the event of a termination pursuant to this subsection 8(a)(i), Wunderlich shall be entitled to payment of his Base Compensation and the benefits pursuant to
Section 7 hereof up to the effective date of such termination.

                              (ii) Notwithstanding any provision contained herein, Auto may terminate this Agreement at any time during the Employment Term without "cause" upon 30 days' notice to Wunderlich. In the event of a termination pursuant to this subsection 8(a)(ii), Wunderlich shall be entitled to payment of his Base Compensation plus, upon determination of Annual Operating Profit, a pro rata portion of any bonuses earned pursuant to Paragraph 5 hereof and the benefits pursuant to
      Section 7 hereof up to the effective date of such termination plus a severance payment equal to $75,000, which shall be payable in ten (10) equal monthly installments commencing on the date of termination.

                  (iii) Disability. If due to illness, physical or mental disability, or other incapacity, Wunderlich shall fail, for a total 90 days during any 120 day period ("Disability"), to substantially perform the principal duties required by this Agreement, Auto may terminate this Agreement upon 30 days' written notice to Wunderlich; provided, however that if Wunderlich commences to perform the duties required by this Agreement within such 30-day period and performs such services for 25 out of 30 of the ensuing work days, then such notice shall be void. In the event of a termination pursuant to this subsection 8(a)(iii), Wunderlich shall be (1) paid his Base Compensation until the termination date and, upon determination of Annual Operating Profit, a pro rata portion of any bonus to which he would have been entitled for the year in which such termination occurs, and (2) provided with employee benefits pursuant to Section 7(c), to the extent available, for the remainder of the Employment Term; provided, however, that any compensation to be paid to Wunderlich pursuant to this subsection 8(a)(iii) shall be offset against any payments received by Wunderlich pursuant to any policy of disability insurance the premiums of which are paid for by Auto. Nothing herein shall be construed to violate any Federal or State law including the Family and Medical Leave Act of 1993, 27 U.S.C.S. ss.2601 et seq., and the Americans With Disabilities Act, 42 U.S.C.S. ss.12101 et seq.

            (b) Termination by Wunderlich

                  (i) For Good Reason. Wunderlich may terminate this Agreement at any time during the Employment Term for "good reason" upon 30 days' written notice to Auto (during which period Wunderlich shall, if requested in writing by Auto, continue to perform his duties as specified under this Agreement). "Good Reason" shall mean: (1) Auto's failure to make any of the payments or provide any of the benefits to Wunderlich under this Agreement; or (2) Auto's breach of any material term of this Agreement; provided, however,

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that Auto has not cured, or made substantial efforts to cure, such failure or breach within the aforementioned 30 day period. In the event of a termination of this Agreement by Wunderlich for "good reason" pursuant to this subsection, Wunderlich shall be paid a termination payment in the amount of $75,000, which shall be payable in ten equal monthly installments commencing on the date of termination.

                  (ii) Without Good Reason. Wunderlich may terminate this Agreement at any time during the Employment Term for any reason upon 60 days' written notice to Auto (during which period Wunderlich shall continue to perform his duties as specified under this Agreement). In the event of a termination pursuant to this subsection 8(b)(ii), Wunderlich shall be entitled to payment of his Base Compensation and the benefits that had actually accrued up to the effective date of such termination.

            (c) Stock Options and Other Benefits. In the event that Wunderlich is terminated for reasons other than for "cause" or in the event Wunderlich terminates this Agreement for "good reason", any stock options then held by Wunderlich and/or any other benefits subject to specified vesting criteria, shall immediately vest in Wunderlich; provided, however, all stock options then held by Wunderlich and/or any other benefits subject to specified vesting criteria shall expire and/or terminate 90 days after the date this Agreement is terminated. The Company agrees to take such steps and to execute such documents as shall be necessary to effectuate the foregoing.

            (d) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Wunderlich's death. In such event Auto shall pay Wunderlich's Base Salary to his wife, if she survives him, or, if she does not survive him, in equal shares to his children who survive him, through the end of the month in which such death occurs. In addition, Auto shall pay to Wunderlich's wife, if she survives him, or, if she does not survive him, in equal shares to his children who survive him, upon determination of the Annual Operating Profit, a pro rata portion of any bonus to which Wunderlich would have been entitled for the year in which such death occurs.

            (e) No Mitigation. Wunderlich shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any payment or benefit provided in this Agreement be reduced by any compensation or benefit earned by Wunderlich after termination of his employment.

      9. Non-Competition. Wunderlich covenants and agrees that during his employment hereunder and (i) for a period of two years after his employment hereunder is terminated, or (ii) the period after his employment hereunder is terminated and during which Wunderlich actually receives severance payments, he will not, without the prior written consent of Auto, (a) compete with the business of Auto or any of its subsidiaries or affiliates and, in particular, he will not without such consent, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or agent with, any business in competition with or similar to the business of Auto or any of its subsidiaries or affiliates; provided, however, that Wunderlich may own up to two percent of the capital stock of any publicly traded corporation in competition with the business of Auto or any of its subsidiaries or affiliates if the fair market value of such corporation's outstanding capital stock

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exceeds $100 million, and (b) divert, take away, interfere with or attempt to divert, take away or interfere with any present or former employee or customer of Auto or any of its subsidiaries or affiliates. Except during any period that Wunderlich is actually receiving severance payments, the provisions of this
Section 9 shall no longer be applicable if Wunderlich's employment is terminated by Auto (other than for cause) or by Wunderlich pursuant to the provisions of
Section 8(b)(i) hereof during the Employment Term. In the event that the provisions of this Section 9 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law. Wunderlich acknowledges and agrees that the foregoing covenant is an essential element of this Agreement and that, but for the agreement of Wunderlich to comply with the covenant, Auto would not have entered into this Agreement, and that the remedy at law for any breach of the covenant will be inadequate and Auto, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

      10. Confidential Information. Wunderlich recognizes and acknowledges that the customer lists, patents, inventions, copyrights, methods of doing business, trade secrets and proprietary information of Auto including, without limitation, as the same may exist from time to time, are valuable, special and unique assets of the business of Auto. Except in the ordinary course of business or as required by law, Wunderlich shall not, during or after the Employment Term, disclose any such list of customers or any part thereof, any such patents, inventions, copyrights, methods of doing business, trade secrets or proprietary information which are not otherwise in the public domain (other than as a result of an act or omission of Wunderlich) to any person, firm, corporation or other entity for any reason whatsoever. In addition, Wunderlich specifically acknowledges and agrees that the remedy at law for any breach of the foregoing shall be inadequate and that AutoInfo and Auto, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

      11. COBRA. In the event of Wunderlich's death during the term of this Agreement, Auto shall make all COBRA medical premium payments for Wunderlich's family for the longer of (i) one (1) year following his death or (ii) the balance of the Employment Term.

      12. Opportunities. During his employment with Auto, Wunderlich shall not take any action which might divert from Auto or any of its subsidiaries or affiliates any opportunity which would be within the scope of any of the present or future businesses of Auto or any of its subsidiaries or affiliates.

      13. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement supercedes the Initial Agreement and sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Wunderlich hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in party by Wunderlich. This Agreement shall not be amended except by a written instrument duly executed by Auto and Wunderlich.

      14. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extend of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

      15. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally, upon delivery by a nationally recognized overnight courier service or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

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       If to Auto
       addressed to:              AutoInfo, Inc.
                                  Morse, Zelnick, Rose & Lander, LLP
                                  450 Park Avenue, Suite 902
                                  New York, New York 10178
                                  Attn: Kenneth S. Rose, Esq.

       If to Wunderlich
       addressed to:              William Wunderlich
                                  14 Frost Pond Road
                                  Stamford, Connecticut 06903

or at such other address as the one party shall specify to the other party in writing.

      16. Counterparts and Headings.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

      17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

      18. Arbitration. Any disputes arising hereunder shall be submitted to arbitration before a single arbitrator in Palm Beach County, Florida under the rules and regulations of the American Arbitration Association. Any award in such arbitration proceeding may be enforced in any court of competent jurisdiction.

      19. Costs of Enforcement. Each of the parties hereto shall pay all reasonable fees and expenses (including attorneys' fees) incurred by the other party in any contest or dispute arising under this Agreement or in enforcing his or its rights hereunder if such other party is the prevailing party in any such contest, dispute or law enforcement action.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                               AUTOINFO, INC.


                                               By: /s/ Harry Wachtel
                                                   -----------------------------
                                                   Harry Wachtel, President


                                               /s/ William Wunderlich
                                               ---------------------------------
                                                   William Wunderlich